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CHART HOUSE ENTERPRISES, INC.                                         Exhibit 21
SUBSIDIARIES AS OF DECEMBER 27, 1999

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
Name                             State of Incorporation     Trade Name
-----                            ----------------------     ----------
Chart House, Inc.                Delaware                   Chart House, Peohe's

Big Wave, Inc.                   Delaware
(formerly known as
Islands Restaurants, Inc.)

Chart House Acquisition, Inc.    Delaware                   Angelo and Maxie's

West 52/nd/ Street, Inc.         Delaware                   Angelo and Maxie's

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